Filed Pursuant to Rule 424b(3)
Registration Nos. 333-166321
CAMPBELL GLOBAL TREND FUND, L.P.
SUPPLEMENT DATED JANUARY 7, 2011 TO THE
PROSPECTUS AND DISCLOSURE DOCUMENT DATED AUGUST 6, 2010
This Supplement, which supersedes the Supplement dated October 27, 2010, updates certain information relating to Campbell & Company, Inc., contained in the Prospectus and Disclosure Document dated August 6, 2010, as supplemented from time-to-time (the “Prospectus”) of Campbell Global Trend Fund, L.P. (the “Fund”). All capitalized terms used in this Supplement have the same meaning as in the Prospectus.
Prospective investors in the Fund should review carefully the contents of both this Supplement and the Prospectus.
1.	Page iii and Exhibit D-3 — OHIO INVESTORS — The Ohio Department of Commerce, Division of Securities requires that an investment by an Ohio resident in the issuer and its affiliates not exceed 10% of the investor’s liquid net worth.

2.	The Fund has appointed Horizon Cash Management LLC as cash manager under the Investment Advisory Agreement dated January 7, 2011 to manage and control the liquid assets of the Fund. The cash manager is incorporated in the State of Illinois, USA, and is registered as an investment adviser with the Securities and Exchange Commission of the United States under the Investment Advisers Act of 1940. All references in the Prospectus to the cash manager are amended to reflect Horizon Cash Management LLC as cash manager. In the event the asset size of the Fund, not required for margin purposes, is inadequate to provide a positive cost benefit outcome to the Fund, the trading advisor may elect to not use the cash manager and related custodian account.

3.	The Fund has terminated the Non-Custody Investment Advisory Agreement appointing Wilmington Trust Investment Management LLC, a wholly owned subsidiary of Wilmington Trust Corporation, as cash manager, effective January 7, 2011.
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All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN
THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE
DOCUMENT.

CAMPBELL & COMPANY, INC.
General Partner